STOCK PURCHASE AGREEMENT


          THIS AGREEMENT is made among The Diana Corporation, a
Delaware corporation ("Diana"), and Atlanta Provision Company,
Inc., a Georgia corporation ("APC").

          WHEREAS, Diana has agreed to purchase, and APC has agreed to sell, preferred stock of APC in exchange for the cancellation of $1.4 million of indebtedness owed by APC;

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Purchase and Sale of Preferred Stock. Effective as of March 30, 1996, Diana agrees to purchase, and APC agrees to sell, 1,400,000 shares of APC's Series A preferred stock. The purchase price for the Preferred Stock shall be $1.4 million, payable by reducing by $1.4 million as of March 30, 1996, the amount of indebtedness owed by APC to Diana. APC shall file an appropriate amendment to its articles of incorporation to increase the number of authorized shares of Series A preferred stock to authorize the issuance of stock pursuant hereto.

          2. Governing Law. This Agreement shall be governed by and constructed under the laws of the state of Wisconsin. Matters relating to the corporate affairs of APC shall be governed by the laws of the state of Georgia.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the 30th day of March, 1996.


THE DIANA CORPORATION             ATLANTA PROVISION COMPANY, INC.

By: /s/ Sydney B. Lilly           By: /s/ R. Scott Miswald
        Senior Vice President             Secretary